Exhibit (b)(6)

Amendment No. 5

To the

Credit Agreement for Margin Financing

AMENDMENT No. 5, dated as of March 28, 2018 (this “Amendment”) to the Credit Agreement for Margin Financing, dated as of August 26, 2014 between Western Asset Middle Market Income Fund Inc. (“Client”) and Pershing LLC (”Pershing”).

WHEREAS, Pershing and Client are parties to the Credit Agreement for Margin Financing, dated as of July 26, 2014 (as amended, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”). Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to them in the Credit Agreement; and

WHEREAS, Pershing, Client and State Street Bank and Trust Company (“State Street”) have entered into a Special Custody and Pledge Agreement, dated as of August 27, 2014 (“State Street SCPA”); and

WHEREAS, Client has terminated the State Street SCPA, changed its custodian from State Street to Bank of New York Mellon, N.A. (“BNYM”) and has entered into a Special Custody and Pledge Agreement dated as of March 28, 2018 (the “SCPA”) with Pershing and BNYM, as custodian; and

NOW, THEREFORE, the parties hereby agree as follows, effective immediately:

1.    All references in the Credit Agreement to the State Street SCPA shall be deleted and replaced with references to the SCPA between the Client, Pershing and BNYM, as Custodian.

2.    All references in the Credit Agreement to State Street as Custodian shall be deleted and replaced with references to BNYM as Custodian.

Client hereby reaffirms, represents and warrants that, both before and after giving effect to this Amendment, (a) each representation and warranty made in the Credit Agreement is true and correct in all material respects as of the date hereof and (b) represents and warrants that, both before and after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

Except as expressly amended hereby, the Credit Agreement is and shall remain in full force and effect, and no amendment in respect of any term or condition of the Credit Agreement shall be deemed to be an amendment in respect of any other term or condition contained in the Credit Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

WESTERN ASSET MIDDLE MARKET INCOME FUND INC.

By:	/s/ Jeanne M. Kelly
Name: Jeanne M. Kelly Title: Senior Vice President

PERSHING LLC

By:	/s/ Peter R. Murphy
Name: Peter R. Murphy Title: Managing Director